Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
 Pricing Supplement Number 57 Dated Monday, November 04, 2002
(To: Prospectus Dated August 20, 2002)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XHV8	$1,512,000.00	100.000%	1.500%	$1,489,320.00	4.875%	Semi-Annual	11/15/2012	05/15/2003	$25.46	YES	Subordinated Unsecured Notes

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1stCoupon Amount	Survivor's Option	Product Ranking
06050XHZ9	$2,585,000.00	100.000%	2.000%	$2,533,300.00	5.600%
Semi-annual
							11/15/2017	05/15/2003	$29.24	YES	Subordinated Unsecured Notes
Redemption Information: Callable at 100.000% on 11/15/2005 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring 11/15/2005 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XJA2	$900,000.00	100.000%	2.500%	$877,500.00	5.750%	Semi-Annual	11/15/2022	05/15/2003	$30.03	YES	Subordinated Unsecured Notes
Redemption Information: Callable at 100.000% on 11/15/2006 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring 11/15/2006 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XJB0	$24,632,000.00	100.000%	2.500%	$24,016,200.00	6.300%	Semi-Annual	11/15/2027	05/15/2003	$32.90	YES	Subordinated Unsecured Notes
Redemption Information: Callable at 100.000% on 11/15/2007 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring 11/15/2007 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

Bank of America Corporation 100 North Tryon Street Charlotte, NC 28255	Trade Date: Monday, November 04, 2002 @12:00 PM ET
Settlement Date: Thursday, November 07, 2002
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S&P Ratings Services Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(®) is the trade mark of Incapital LLC. All rights reserved

Bank of America $6,000,000,000 Bank of America Corporation InterNotes Prospectus Dated 20-Aug-02